UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Booth, Richard W.
   2140 Lake Park Blvd.
   Richardson,  Texas  75080-2254
2. Issuer Name and Ticker or Trading Symbol
   Lennox International Inc. (LII)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)
4. Statement for Month/Year
   3/02
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [ ] Officer (give title below) [ ] Other (specify below)
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security          2)Trans-    3.Trans-   4.Securities Acquired(A)    5)Amount of    6. Ownership    7)Nature of
                             action      action     or Disposed of (D)          Securities     Form: Direct    Indirect
                             Date        Code                  A                Beneficially   (D) or          Beneficial
                             (Month/                           or               Owned at       Indirect        Ownership
                             Day/Year)   Code V     Amount     D    Price       End of Month   (I)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value      3/4/02      G    V     8,715      A                726,612        D
$0.01 per share
Common Stock, par value                                                          52,251        I               Charitable Remainder
$0.01 per share                                                                                                Unitrust
Common Stock, par value                                                         295,062        I               Wife
$0.01 per share

                                                           1

Table II (PART 1) Derivative Securities Acquired, Disposed of, or Beneficially
Owned (Columns 1 through 6)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative     6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)    Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative                     -------   -----------------------    ---------------------------------
                               Security                       Code  V   A                D         Date Exercisable  Expiration Date
------------------------------------------------------------------------------------------------------------------------------------





Table II (PART 2) Derivative Securities Acquired, Disposed of, or Beneficially
Owned (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative     (3)      7)Title and Amount               8)Price     9)Number of   10)Ownership    11)Nature of
Security                  Trans-   of Underlying                    of Deri-    Derivative    Form of         Indirect
                          action   Securities                       vative      Securities    Derivative      Beneficial
                          Date     -----------------------------    Security    Beneficially  Security        Ownership
                                                      Amount or                 Owned at      Direct (D)
                  -                Title              Number of                 End of Month  or Indirect
                                                      Shares                                  (I)
------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

-Attorney-in-fact pursuant to the power of attorney dated 7/9/99.

SIGNATURE OF REPORTING PERSON
/S/ By: Carl E. Edwards,  Jr.
    For: Richard W. Booth
DATE 4/9/02